Exhibit 99.1

For Immediate Release	Contact: Maggie Sayre
Date: April 11, 2006	(202) 460-3647

MedQuest Appoints New Chief Financial Officer

(Alpharetta, Georgia) — MQ Associates, Inc. (MedQuest) today announced its selection, effective as of April 7, 2006, of Todd E. Andrews as the company’s Chief Financial Officer. Andrews has extensive finance and transactional experience and has spent over 12 years in the healthcare industry. Andrews has advised and assisted MedQuest with strategic and development initiatives since February 2006.

Chris Winkle, MedQuest’s Chief Executive Officer, stated that “I have had the privilege of working closely with Todd over the course of six years, and I am confident that his considerable financial, transactional and operational skills and experience within the healthcare sector are the perfect complement to MedQuest’s existing management team.”

“The growth in diagnostic imaging procedures conducted each year reflects the increasingly important role this service provides to all sectors of healthcare,” said Andrews. “MedQuest is a leading provider in this field and I look forward to supporting the company’s future growth.”

Andrews served as Chief Financial Officer of SavaSeniorCare, LLC from January through August 2005. SavaSeniorCare, which operates approximately 175 long-term care facilities and has revenue in excess of $1.0 billion, was the successor to certain operations of Mariner Health Care, Inc. Andrews worked for Mariner, a long-term health care company with over 250 skilled nursing facilities in 23 states and annual revenue in excess of $1.6 billion, and its predecessor companies from June 1993 through December 2004, during which time he held a variety of financial and operating roles, serving most recently as President of its West Region. From June 1991 through June 1993, Andrews was an investment analyst in Metropolitan Life Insurance Company’s capital markets division. Andrews is 44 years of age, married and has two children.

ABOUT MQ ASSOCIATES, INC.  –  MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound and mammography.  MedQuest, Inc. operates a network of 93 centers in 13 states located primarily throughout the southeastern and southwestern United States.

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